Exhibit 3.1

TREDEGAR CORPORATION

ARTICLES OF AMENDMENT

I.

The name of the Corporation is Tredegar Corporation (the “Corporation”).

II.

The amendment adopted (the “Amendment”) is to amend Article III, Section A.2(b) of the Corporation’s Amended and Restated Articles of Incorporation to read as follows:

(b)           (1)  Except as provided in clause (2) of this subsection (b), each director shall be elected by a vote of the majority of the votes cast with respect to that director-nominee’s election at a meeting for the election of directors at which a quorum is present. For purposes of this subsection (b), a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director;

            (2)  Clause (1) of this subsection (b) shall not apply to any election of directors if there are more nominees for election than the number of directors to be elected.  A nominee for director in an election to which this clause (2) applies shall be elected by a plurality of the votes cast in such election;

III.

The Amendment was duly adopted by the Board of Directors of the Corporation on February 28, 2013.

IV.

The Amendment was proposed by the Board of Directors and submitted to the shareholders of the Corporation in accordance with Chapter 9 of Article 13.1 of the Code of Virginia.  The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the Amendment were as follows:

Designation	Number of Outstanding Shares	Number of Votes
Common Stock, no par value	32,240,987	27,442,849

The total number of undisputed votes cast for the Amendment by each voting group was as follows:

Designation	Number of Undisputed Votes for the Amendment
Common Stock, no par value	27,388,412

The Amendment was approved by the shareholders of the Corporation on May 22, 2013.  The number of votes cast for the Amendment by each voting group was sufficient for approval by that voting group.

TREDEGAR CORPORATION

Dated: May 24, 2013	By:
A. Brent King
Vice President and Secretary